Exhibit - 99.1


                                                          Diehl & Fosnocht
                                                          Attorneys at Law
                                                          107 S. Church St.
                                                          West Chester, PA 19382


Matthew 25 Fund Inc.

Gentlemen:

I have been asked to provide this opinion in connection with the registration under the Securities Act of 1933 ("Securities Act") of 1,500,000 shares of the Common Capital Stock (par value $0.01 per share) of Matthew 25 Fund, Inc. ("Fund").

I have examined the Articles of Incorporation of the Fund; the By-Laws of the Fund; various pertinent corporate proceedings; and such other items considered to be material to determine the legality of the authorized but unissued shares of the Fund's common stock.

Based upon the foregoing, it is my opinion that upon effectiveness of the Secur-ties Act Registration Statement of the Fund, filed pursuant to the provisions of Section 24(e) of the Investment Company Act of 1940, to register 1,500,000 shares of the Fund's common stock ($0.01 per share par value) and during such time as such Registration Statement continues to be in effect, the Fund will be authorized to solicit, and cause to be solicited share purchase orders and to issue its shares for a cash consideration, as described in the Fund's proposed Prospectus and Statement of Additional Information, which shares so issued will be validly issued, fully paid and non-assessable.

I offer no opinion with respect to the offer and sales of the Fund's securities under the security laws of the several states, the District of Columbia, any territory of the United States or any foreign country.

I consent to the inclusion of this opinion as an exhibit to the Securities Act Registration Statement of the Fund and to the reference in the Fund's Prospectus and/or Statement of Additional Information to the fact that this opinion con-cerning the legality of the issue on behalf of the Fund, as issuer, has been rendered by me.


                                                        Very Truly Yours;


                                                        __________________
                                                        Thomas Fosnocht Jr.